As filed with the Securities and Exchange Commission on April 27, 2017
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOUR OAKS FINCORP, INC.
(Exact name of registrant as specified in its charter)

North Carolina
(State or other jurisdiction of incorporation or organization)

6022
(Primary Standard Industrial Classification Code Number)

56-2028446
(I.R.S. Employer Identification Number)

6114 U.S. 301 South
Four Oaks, North Carolina 27524
(919) 963-2177
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David H. Rupp
President and Chief Executive Officer
Four Oaks Fincorp, Inc.
6114 U.S. 301 South
Four Oaks, North Carolina 27524
(919) 963-2177
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mikal B. Shaikh, Esq.
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
(919) 821-1220

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share (1)	3,200,000 shares (2)	$14.03 (3)	$44,896,000 (3)	$5,203.45

(1)
Each share of common stock, $1.00 par value per share, of Four Oaks Fincorp, Inc. (the “Registrant”) includes one right (a “Right”) to purchase a fraction of a share of Series A Preferred Stock pursuant to the Tax Asset Protection Plan, dated as of August 18, 2014, between the Registrant and Computershare Trust Company, N.A., as successor rights agent to Registrar and Transfer Company, as Rights Agent. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the common stock. Accordingly, no additional registration fee is required.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued to prevent dilution of the shares of common stock covered hereby resulting from stock splits, stock dividends, or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked prices of the Registrant’s common stock on April 25, 2017 as reported on the OTCQX tier of the OTC Markets Group Inc.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2017

PROSPECTUS

3,200,000 Shares

FOUR OAKS FINCORP, INC.

Common Stock

This prospectus relates to the resale, from time to time, of up to 3,200,000 shares of Four Oaks Fincorp, Inc. common stock, $1.00 par value per share, being offered by Kenneth R. Lehman, whom we refer to in this prospectus as the Selling Shareholder. Such shares include (i) 2,675,000 shares acquired by the Selling Shareholder in private placement transactions on March 27, 2014 and August 15, 2014 and (ii) 525,000 shares acquired by the Selling Shareholder in connection with the closing of our shareholder rights offering on August 15, 2014.

The Selling Shareholder may sell his shares from time to time at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholder. We have agreed to bear all of the expenses in connection with the registration of the shares, except that the Selling Shareholder will pay all brokerage fees and selling commissions.

Our common stock is quoted on the OTCQX under the symbol “FOFN.” The closing price of our common stock on April 25, 2017 was $14.00 per share.

Our principal executive offices are located at 6114 US 301 South, Four Oaks, North Carolina 27524, and our telephone number is (919) 963-2177.

Investing in our common stock involves risk. See the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2017.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the Selling Shareholder have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such prospectus or prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any prospectus supplement or any sale of a security.

In this prospectus, all references to the “Company,” “we,” “us” and “our” refer to Four Oaks Fincorp, Inc. and its subsidiaries, unless the context otherwise requires or where otherwise indicated. References to the “Bank” mean our wholly-owned banking subsidiary, Four Oaks Bank & Trust Company.

FORWARD-LOOKING STATEMENTS

In addition to historic information, this prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of our beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. These forward-looking statements involve risk and uncertainty and a variety of factors, which are in many instances beyond our control and could cause our actual results and experiences to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We hereby qualify all of our forward-looking statements by these cautionary statements. We assume no obligation to update or revise forward-looking statements.

In addition to the risks discussed in this prospectus under “Risk Factors” below and in the documents we have incorporated by reference into this prospectus, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	We are exposed to risks in connection with the loans we make, and may not be able to prevent unexpected losses which could adversely impact our results of operations.

•	Our loan portfolio consists primarily of loans secured by residential and commercial real estate.

•	Our allowance for probable loan losses may be insufficient.

•	We are subject to interest rate risk.

•	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations.

•
We are subject to examination and scrutiny by a number of regulatory authorities, and, depending upon the findings and determinations of our regulatory authorities, we may be required to make adjustments to our business, operations, or financial position pursuant to the terms of formal or informal regulatory orders, including our current written agreement we entered with the Federal Reserve Bank of Richmond, or the FRB, in July 2015, or the Written Agreement;

•	Our information systems may experience an interruption or breach in security.

•	Inadequate resources to make technological improvements may impact our business.

•	We may not be able to realize the remaining benefit of our deferred tax assets.

•	The value of our deferred tax asset may be adversely affected by changes in U.S. tax and other laws and regulations.

•	Pending or future litigation could adversely affect our financial condition, results of operations and cash flows.

•	Our profitability may be impacted by the economic conditions of our principal operating regions.

•	We may not be able to effectively compete with larger financial institutions for business.

•	Consumers may decide not to use banks to complete their financial transactions.

•	We may not be able to attract and retain skilled people and the lack of sufficient talent could adversely impact our operations.

•	The Consent Order with the Department of Justice could adversely affect us.

•	We are subject to minimum capital thresholds established by our regulators as part of their implementation of Basel III.

•	We may be subject to environmental liability associated with our lending activities.

•	An investment in our common stock is not an insured deposit, and as with any stock, inherent market risk may cause you to lose some or all of your investment.

•	Our common stock is thinly traded.

•	A single shareholder owns over 47% of the outstanding shares of the Company.

•	Our ability to pay dividends and interest on our outstanding securities may be limited.

•
Our announced share repurchase program could affect the price of our common stock and increase volatility and may be suspended or terminated at any time, which may result in a decrease in the trading price of our common stock.

Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 6 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before making an investment decision.

Our Business

Four Oaks Fincorp, Inc. is a bank holding company incorporated under the laws of North Carolina on February 5, 1997. Our primary wholly-owned subsidiary is the Bank, a state-chartered member of the Federal Reserve System that was incorporated under the laws of North Carolina in 1912.

The Bank has approximately 175 employees and provides a full range of banking services to businesses and individuals through its 15 offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), and Apex (LPO), North Carolina. The Federal Deposit Insurance Corporation insures the Bank’s deposits up to applicable limits.

As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System, or the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries. As a state-chartered member of the Federal Reserve, the Bank is subject to primary supervision, periodic examination, and regulation by the North Carolina Office of the Commissioner of Banks, or the NCCOB, and by the Federal Reserve as its primary federal regulator. In July 2015, the Bank entered into the Written Agreement with the FRB. We believe that the Bank is currently in full compliance with the provisions of the Written Agreement.

Corporate Information

Our principal executive offices are located at 6114 US 301 South, Four Oaks, North Carolina 27524, and our telephone number is (919) 963-2177. Our principal website is www.fouroaksbank.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

Reverse Stock Split

On March 8, 2017, we completed a one for five reverse stock split of our authorized, issued, and outstanding common stock, par value $1.00 per share, which we refer to as the Reverse Stock Split. At that time, every five shares of our issued and outstanding common stock were automatically combined into one issued and outstanding share of our common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share. The number of authorized shares of common stock was also reduced from 80,000,000 to 16,000,000. All historical share and share-related information presented in this prospectus and in the documents incorporated by reference into this prospectus has been retroactively adjusted to reflect the decreased number of shares resulting from the Reverse Stock Split.

Rights Offering and Standby Offering

On March 24, 2014, we entered into a securities purchase agreement, or the Securities Purchase Agreement, with the Selling Shareholder and, on June 18, 2014, we commenced a shareholder rights offering, or the Rights Offering.

Pursuant to the Securities Purchase Agreement, the Selling Shareholder agreed to purchase from the Company, which we call the Standby Offering, for $5.00 per share, the lesser of (i) 2,000,000 shares of common stock, (ii) all shares of common stock not purchased by shareholders exercising their basic subscription privilege in the Rights Offering, and (iii) the maximum number of shares that he may purchase without causing an “ownership change” under Section 382(g) of the Internal Revenue Code (49.99% of all shares of common stock outstanding at the completion of the Rights Offering and the Standby Offering). In addition, the Securities Purchase Agreement provided the Selling Shareholder a right of first refusal to purchase an additional 1,200,000 shares subject to the limitations outlined in clauses (ii) and (iii) above.

Pursuant to the Securities Purchase Agreement, on March 27, 2014, we closed the initial sale of 175,000 shares of common stock to the Selling Shareholder. On August 15, 2014, a subsequent closing of the remaining number of shares based on the formula above and the Selling Shareholder’s decision to exercise his right of first refusal occurred, contemporaneous with the completion of the Rights Offering, at which the Selling Shareholder purchased an additional 2,500,000 shares as a part of the Standby Offering and 525,000 purchased through the Rights Offering. In the Rights Offering and Standby Offering combined, we issued an aggregate of 4,800,000 shares of common stock at $5.00 per share for aggregate gross proceeds of $24.0 million. As a result of the Rights Offering and Standby Offering, the Selling Shareholder became our largest shareholder. As of April 25, 2017, the Selling Shareholder holds approximately 47.3% of the our issued and outstanding common stock.

Between the closing of the Standby Offering and the third anniversary of the closing date, for as long as the Selling Shareholder owns at least 25% of our outstanding shares of common stock, if we make any public or non-public offering of any equity or any securities, options, or debt that are convertible or exchangeable into equity or that include an equity component, the Selling Shareholder will be afforded the opportunity to acquire from us, for the same price and on the same terms as such securities are proposed to be offered to others, up to the amount in the aggregate required to enable him to maintain his proportionate common stock-equivalent interest in the Company.

The Securities Purchase Agreement included, among other things, a covenant requiring the Company to develop and adopt an asset resolution plan with the assistance of the Selling Shareholder (the “Asset Resolution Plan”). The Asset Resolution Plan was completed in the fourth quarter of 2015 and resulted in a reduction of approximately $14 million in loans outstanding.

At the closing of the Standby Offering, we also entered into a registration rights agreement with the Selling Shareholder, or the Registration Rights Agreement, which provides the Selling Shareholder demand registration and piggyback registration rights with respect to the Selling Shareholder’s resale of shares purchased under the Securities Purchase Agreement, subject to customary limitations. The Company agreed to pay the expenses associated with any registration statements filed with the Commission pursuant to the Registration Rights Agreement. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described under the caption “Risk Factors” in any prospectus supplement and documents incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the Commission, before making an investment decision. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results, and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

The Selling Shareholder will receive all of the proceeds from the sale of any shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock by the Selling Shareholder.

SELLING SHAREHOLDER

This prospectus relates to the resale of up to 3,200,000 shares of our common stock issued to the Selling Shareholder in connection with the Rights Offering and Standby Offering. The registration statement of which this prospectus forms a part has been filed with the Commission pursuant to registration rights granted to the Selling Shareholder with respect to the shares of common stock he received from us in these transactions pursuant to the Registration Rights Agreement.

Because the Selling Shareholder identified below may sell, transfer, or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred, or otherwise disposed of by the Selling Shareholder, or the amount or percentage of shares of our common stock that will be held by the Selling Shareholder upon termination of this offering. For purposes of the table below, we assume that the Selling Shareholder will sell all of his shares of common stock covered by this prospectus.

The table below is based upon information provided to us by the Selling Shareholder. The Selling Shareholder has sole voting and investment power with respect to all shares shown in the table to be beneficially owned by him. The percentage of shares held is based on a total of 6,761,463 shares of our common stock outstanding as of April 25, 2017.

	Prior to the Offering		After Completion of the Offering (1)
Selling Shareholder	Number of Shares Beneficially Owned	Shares Being Registered for Resale	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Kenneth R. Lehman(2)	3,200,000	3,200,000	—	—

(1)	Assumes the sale by the Selling Shareholder of all the shares of common stock offered under this prospectus.

(2)
See “Summary—Rights Offering and Standby Offering” above for a description of our agreements with the Selling Shareholder. In addition, on March 23, 2015, the Selling Shareholder was appointed to the board of directors of the Company and the Bank and was subsequently re-elected at the annual meetings of shareholders in 2016 and 2015. The Nominating and Corporate Governance Committee of our board of directors has nominated the Selling Shareholder to be re-elected at the annual meeting of shareholders in 2017.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock trades on the OTCQX under the symbol “FOFN.”  Prior to February 2, 2015, our common stock traded on the OTC Bulletin Board under the same symbol. We completed the Reverse Stock Split on March 8, 2017, at which time every five shares of our common stock issued and outstanding were consolidated into one issued and outstanding share of common stock.

The range of high and low bid prices of our common stock for each quarter during the two most recent fiscal years, as published by the OTC Bulletin Board and OTCQX, adjusted to reflect the Reverse Stock Split, is as follows (prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions):

	Fiscal Year Ended December 31,
	2017		2016		2015
	High	Low	High	Low	High	Low
First quarter	$18.25	$13.10	$9.60	$8.75	$8.60	$7.00
Second quarter	—	—	$10.75	$9.25	$8.35	$7.10
Third quarter	—	—	$11.85	$10.25	$9.40	$7.60
Fourth quarter	—	—	$14.40	$11.05	$9.15	$8.00

As of April 25, 2017, the approximate number of holders of record of our common stock was 2,400. Holders of record are defined as those shareholders whose shares are registered in their names in our stock records and do not include beneficial owners of common stock whose shares are held in the names of brokers, dealers, or clearing agencies. We have no other issued class of equity securities.

The Bank’s ability to declare a dividend to us and our ability to pay dividends are subject to the restrictions of the North Carolina Business Corporation Act. North Carolina banking law requires that the Bank may not pay a dividend that would reduce its capital below the applicable required capital. No dividends were paid to us by the Bank during 2015 or 2016. The Bank paid a dividend to us in April 2017 and, on April 25, 2017, we announced that our board of directors has approved a dividend of $0.01 per share to be payable on May 23, 2017, to the shareholders of record at the close of business on May 8, 2017. Our board of directors will continue to evaluate the payment of cash dividends quarterly and determine whether such cash dividends are in our best interest in the business judgment of our board of directors and are consistent with maintaining the Company’s and the Bank’s status as a “well capitalized” bank holding company and banking institution, respectively, under applicable banking laws and regulations. Our earnings, projected future earnings, and capital levels will be reviewed by the board of directors on a quarterly basis to determine whether a quarterly dividend will be paid to shareholders and, if so, the appropriate amount. Actual declaration of any future dividends and the establishment of the record dates related thereto remain subject to further action by our board of directors as well as the limitations discussed above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based on our articles of incorporation, as amended, or the Articles, our bylaws, or the Bylaws, and provisions of applicable law. We have summarized certain portions of the Articles and the Bylaws below. The summary is not complete. The Articles and the Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Articles and the Bylaws for the provisions that are important to you.

Common Stock

General

The Articles authorize us to issue 16,000,000 shares of common stock, $1.00 par value per share, of which 6,761,463 shares were issued and outstanding on April 25, 2017. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no preemptive rights. Each share of common stock is entitled to participate equally, after the satisfaction of all corporate liabilities, in the distribution of assets in the event of liquidation.

Voting Rights

Except as otherwise provided by law, each holder of our common stock has one vote per share on all matters voted on by shareholders. With respect to the election of directors, cumulative voting is not available to our shareholders.

Dividends

Each share of our common stock is entitled to participate equally in dividends as and when declared by our board of directors out of funds legally available for the payment of such dividends.

Supermajority Vote and Fair Price Provisions

Certain provisions in the Articles are designed to provide certain protections from takeovers not deemed to be in the best interests of the Company and our shareholders. Specifically, we have adopted a provision in the Articles that provide for supermajority vote and fair price protections in certain business combinations and a provision that requires a supermajority vote to amend the Articles. The goal and policy of our board of directors is not to prevent any takeover attempts, but rather to implement procedures that will promote cooperation with our board of directors by any party desiring to obtain control of the Company and to maximize shareholder value.

Under the supermajority vote provision in the Articles, certain mergers or consolidations of the Company with or into any other corporation, the sale, lease or exchange or other disposition of all or substantially all of our assets, and certain transactions with control persons (as defined in the Articles) of the Company must be approved as follows:

•
at a special or annual meeting of shareholders, by an affirmative vote of the shareholders holding at least a majority of our shares issued and outstanding and entitled to vote on the transaction, provided that such transaction has received the prior approval by a resolution adopted by an affirmative vote of at least 80% of the full board of directors before such transaction is submitted for approval to the shareholders; or

•
at a special or annual meeting of shareholders, by an affirmative vote of the shareholders holding at least 80% of our shares issued and outstanding and entitled to vote on the transaction, provided that such transaction has not received prior approval by a resolution adopted by an affirmative vote of at least 80% of the full board of directors, but has received prior approval by resolution adopted by an affirmative vote of a majority of a quorum of the board of directors.

If the transaction is approved without receiving the approval of 80% of the full board of directors, then the fair price provision in the Articles permits shareholders who have not voted to approve the transaction to elect to sell their shares to us for cash at the “fair price.” This fair price provision requires that the consideration for such shares be paid in cash by us and that the price per share be equal to the greatest of the following:

•
The highest price per share paid for our common stock during the four years immediately preceding the shareholder vote by any shareholder who beneficially owned five percent or more of our common stock and who, in whole or in part, votes in favor of the transaction;

•	The cash value of the highest price per share previously offered pursuant to a tender offer to our shareholders within the four years immediately preceding the shareholder vote;

•
The aggregate earnings per share of our common stock during the four fiscal quarters immediately preceding the shareholder vote multiplied by the highest price/earnings ratio of our common stock at any time during the four fiscal quarters or up to the day the shareholder vote occurs;

•	The highest price per share, including commissions and fees, paid by a control person in acquiring any of its holdings of our common stock;

•
The fair value per share of our common stock held by the minority shareholders as determined by an investment banking or appraisal firm chosen by a majority of the members of the board of directors voting against the transaction, if any such firm is chosen by such minority of the board of directors acting in their discretion; or

•
The fair value per share of our common stock held by the minority shareholders as determined by the investment banking or appraisal firm chosen as described above, if any, and such firm does not take into consideration that the shares are held by a minority of our shareholders.

In addition to the supermajority vote provision described above, amendments to the Articles may be adopted only upon the approval of the holders of at least 80% of our outstanding capital stock or by the vote of the holders of at least a majority of all shares of our outstanding capital stock if the proposed amendment received prior approval by a resolution adopted by an affirmative vote of a majority of members of our board of directors (excluding those members of our board of directors who are affiliated with, or a nominees of, a control person of the Company).

Transfer Agent

Computershare Trust Company, N.A., or Computershare, is the transfer agent for our common stock.

Preferred Stock

The Articles authorize us to issue 50,000 share of preferred stock. The Company has not issued any preferred stock and does not have any preferred stock outstanding. Our board of directors is authorized to issue one or more classes, or one or more series within a class, of preferred stock in the future and to fix the designations, preferences, rights, powers, including voting powers and par value, if any (or qualifications, limitations, or restrictions thereof) of such preferred stock.

Anti-Takeover Considerations

The following is a summary of certain provisions of the Articles and the Bylaws that may have the effect of discouraging, delaying, or preventing a change of control, change in management, or an unsolicited acquisition proposal that a shareholder might consider favorable, including proposals that might result in the payment of a premium over the market price for the shares held by our shareholders. This summary does not purport to be complete and is qualified in its entirety by reference to the documents referenced.

While these provisions of the Articles and the Bylaws might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect our shareholders generally and to provide the board of directors and shareholders a reasonable opportunity to evaluate and respond to unsolicited acquisition proposals.

Supermajority Vote and Fair Price Provisions

The supermajority vote and the fair price provisions of the Articles may have certain anti-takeover effects, including making the Company a less attractive target for a “hostile” takeover bid or rendering more difficult or discouraging a merger proposal or the assumption of control through the acquisition of a large block of our common stock. Our board of directors believes that the fair price provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the approval of a business combination by 80% of the full board of directors will avoid the fair price provisions and higher shareholder vote requirement. The requirement of a vote of a supermajority of shareholders to amend the Articles and approve certain business transactions may have anti-takeover effects by allowing a minority of our shareholders to prevent a transaction favored by the majority of shareholders. Also, in some circumstances, the board of directors could cause an 80% vote to be required to approve a transaction, thereby enabling management to retain control over the affairs of the Company and their positions with the Company. The primary purpose of the supermajority vote requirements, however, is to encourage negotiations with the Company’s management by parties interested in acquiring control of the Company and to reduce the danger of a forced merger or sale of assets.

Authorized But Unissued Stock

The Articles authorize the issuance of 16,000,000 shares of common stock and 50,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to issue some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control. For example, our board of directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of common stock or with rights and preferences that include special voting rights to veto a change in control. This possibility may encourage persons seeking to acquire us to negotiate directly with our board of directors.

Use of the preferred stock in the foregoing manner could delay or frustrate a merger, tender offer, or proxy contest, the removal of incumbent directors, or the assumption of control by shareholders, even if such proposed actions would be beneficial to the Company’s shareholders. This could include discouraging bids for the Company even if such bid represents a premium over our then-existing trading price and thereby prevent shareholders from receiving a premium for their shares.

Limited Ability to Call Special Meetings of Shareholders

Shareholders of publicly traded North Carolina corporations, like the Company, are not entitled to call a special meeting of shareholders unless the corporation’s articles of incorporation or bylaws authorize them to do so. The Bylaws permit a special meeting of shareholders to be called only by our chief executive officer, president, secretary, the board of directors, or pursuant to the written request of shareholders who own at least 25% of all shares entitled to vote at the special meeting. A potential acquirer may wish to call a special meeting of shareholders of a target to consider removing directors or to consider an acquisition offer. It could also call a meeting or series of meetings to harass management and disrupt the target’s business. Thus, limited rights of shareholders to call special meetings can have an anti-takeover effect.

Unanimous Requirement for Written Consent of Shareholders

Shareholders of publicly traded North Carolina corporations may act without a meeting only by unanimous written consent. The Bylaws also require unanimous written consent for shareholder action without a meeting. As a practical matter, the requirement of unanimity makes it exceedingly difficult for a potential acquirer to accomplish its objective through a written consent with respect to a public company that has a large number of shareholders.

No Cumulative Voting for Directors

Cumulative voting permits a shareholder to cumulate his total shareholder votes for a single candidate in an election of directors. For example, a shareholder holding 1,000 shares in an election for five directors could cumulate all 5,000 votes for one director. Cumulative voting may make it easier for a potential acquirer or dissident shareholder to gain a board seat. Under North Carolina law, by virtue of our date of incorporation, our status as a public company, and the fact that the Articles do not give our shareholders the right to cumulate their votes, our shareholders are not entitled to cumulate their votes. In addition, the Bylaws specifically deny cumulative voting rights.

Protective Charter Provision

The Articles impose certain transfer restrictions on our capital stock, including the common stock, to help preserve certain tax benefits primarily associated with the Company’s net operating loss carryovers, or the NOLs. These transfer restrictions generally restrict any direct or indirect transfer of any of our capital stock if the effect would be to (i) increase the direct or indirect ownership of our common stock by any person to 4.9% or more of the then-outstanding common stock; or (ii) increase the percentage of our capital stock owned directly or indirectly by any person that owned more than 4.9% of the outstanding common stock as of October 27, 2014, the effective date of the transfer restrictions, in each case subject to limited exceptions. Although the purpose of the transfer restrictions in the Articles is to preserve the long-term value of the NOLs, the transfer restrictions also have an anti-takeover effect because, among other things, they restrict the ability of a person, entity, or group from accumulating 4.9% or more of our common stock.

Tax Asset Protection Plan

On August 18, 2014, we entered into a Tax Asset Protection Plan, or the Rights Agreement, with Computershare, as successor to Registrar and Transfer Company, as the Rights Agent. The board of directors adopted the Rights Agreement to better preserve its ability to utilize the NOLs in the future. While the Rights Agreement is not intended to prevent a takeover, it does have a potential anti-takeover effect because an acquiring person will be significantly diluted upon the occurrence of a triggering event, in each case as described further below, which could deter certain accumulations of our common stock. The material terms of the Rights Agreement are as follows:

The Rights. In connection with the Rights Agreement, the board of directors declared a dividend of one right, or a Right, for each outstanding share of our common stock held of record at the close of business on August 19, 2014, or the Record Time, or issued thereafter and prior to the Separation Time (as defined below) and pursuant to options and convertible securities outstanding at the Separation Time. Each Right entitles its registered holder to purchase from us, after the Separation Time, one one-thousandth of a share of Series A Preferred Stock, or Preferred Stock, for $50.00, or the Exercise Price, subject to adjustment. However, in connection with any such exercise of Rights, no holder of Rights will be entitled to receive shares of our common stock (or other shares of our capital stock) that would result in such holder, together with such holder’s affiliates, becoming the beneficial owner of more than 4.9% of the then-outstanding common stock. Because of the nature of the Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of our common stock. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder, including no right to vote or to receive dividends with respect to the Rights.

Separation Date; Exercisability. Initially, the Rights have attached to all shares of common stock (whether in book-entry, certificated or uncertificated form) issued and outstanding and the Rights are owned by the registered holder of our common stock, and no separate Right certificates will be issued. Separate certificates evidencing the Rights, or the Right Certificates, will be mailed to holders of record of our common stock as of the close of business on the business day that follows the earlier of (i) the date of a public announcement that a person or group of affiliated persons has acquired beneficial ownership of, or the right to obtain beneficial ownership of, 4.9% or more of the outstanding shares of our common stock, or a Flip-In Date, or (ii) the tenth business day (or such later date as may be determined by action of the board of directors taken before the date otherwise would have occurred) after the date of the commencement of a tender offer or exchange offer that would result in a person or group (i.e., an acquiring person) beneficially owning 4.9% or more of the outstanding shares of our common stock, the earlier of such dates being the Separation Time.

The Rights Agreement provides that, until the Separation Time (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the common stock and (ii) certificates or book-entry statements with respect to new common stock issued after the Record Time upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference.

The Rights are not exercisable until the Separation Time. The Rights will expire on August 18, 2020 or upon the occurrence of certain other circumstances described in the Rights Agreement (including the date on which the NOLs have been utilized in all material respects or are no longer available), or the Expiration Time, unless the Expiration Time is extended or unless we earlier redeem or exchange the Rights, in each case, as provided for in the Rights Agreement.

Acquiring Person. The Rights Agreement defines the term “acquiring person” generally to mean any person who, together with all affiliates and associates of such person, is or becomes the beneficial owner of 4.9% or more of our common stock at any time after the first public announcement of the Rights Agreement. However, that definition does not generally include (i) the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any entity or trustee holding common stock for or pursuant to the terms of any such plan, (ii) any person who or which currently owns 4.9% or more of the common stock outstanding, until such time as such person beneficially owns additional shares, (iii) any person who or which becomes the beneficial owner of 4.9% or more of our common stock then outstanding solely as a result of (A) a reduction in the outstanding common stock resulting from our acquisition of our common stock or (B) an acquisition directly from us in a transaction that our duly authorized officers have determined shall not result in the creation of an acquiring person, (iv) any person who the board of directors determines, in its sole discretion, has inadvertently become the beneficial owner of 4.9% or more of the outstanding shares of common stock, or (v) any person determined by the board of directors to be an exempt person in accordance with the terms of the Rights Agreement.

Flip-In. Upon our public announcement that a person or group has become an acquiring person, each holder of a Right will thereafter have the right to receive, upon exercise in accordance with the Rights Agreement, that number of shares of our common stock having an aggregate market price, on the stock acquisition date that gave rise to the Flip-In Date, equal to twice the exercise price for an amount in cash equal to the then current exercise price; provided, however, that, in connection with any such exercise of Rights, no holder of Rights will be entitled to receive common stock (or other shares of our capital stock) that would result in such holder, together with such holder’s affiliates, becoming the beneficial owner of more than 4.9% of the then-outstanding common stock. Notwithstanding any of the foregoing, following the existence of an acquiring person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void.

Exchange.  At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding common stock, the board of directors may exchange all (but not less than all) of the outstanding Rights (other than Rights owned by such person or group which will have become void) at an exchange ratio of one share of common stock per Right (subject to adjustment).

Redemption.  At any time prior to the existence of an acquiring person, the board of directors may redeem all (but not less than all) of the outstanding Rights at a price of $0.01 per Right, or the Redemption Price. The redemption of the Rights may be made effective at such time and on such basis as the board of directors may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the Selling Shareholder. The Selling Shareholder, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of his shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	an underwritten public offering in which one or more underwriters participate;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus forms a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions he assumes. The Selling Shareholder may also sell shares of our common stock short and deliver these securities to close out his short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholder from the sale of the common stock offered by him will be the purchase price of the common stock less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with his agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that he meets the criteria and conforms to the requirements of that rule.

The Selling Shareholder and any underwriters, broker-dealers, or agents that participate in the sale of our common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholder and any other person participating in a distribution of the shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Shareholder and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

EXPERTS

The consolidated financial statements of Four Oaks Fincorp, Inc. and subsidiaries as of December 31, 2016 and December 31, 2015 and for the years then ended have been incorporated by reference into this prospectus in reliance upon the report of Cherry Bekaert LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the Commission. Our filings with the Commission are available to the public over the Internet at the Commission’s website at www.sec.gov and on the investor information section of our website at www.fouroaksbank.com. Information on our website is not part of this prospectus. You may also read and copy any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus. We incorporate by reference into this registration statement and prospectus the documents listed below, except for portions of such reports that were deemed to be furnished and not filed:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on March 30, 2017.

2.	Our Current Reports on Form 8-K, as filed with the Commission on February 16, 2017, March 2, 2017, March 8, 2017, March 15, 2017, and April 25, 2017.

3.	Our Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 17, 2017.

We also incorporate by reference all documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the effective date of the registration statement of which this prospectus forms a part and before the completion of the sale of the shares of common stock offered by this prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Notwithstanding the foregoing, information deemed to be “furnished” and not “filed” with the Commission in accordance with Commission rules is not incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests should be directed to Wanda J. Blow, Corporate Secretary, Four Oaks Fincorp, Inc., P.O. Box 309, Four Oaks, North Carolina 27524 (telephone at (919) 963-2177 or email at wblow@fouroaksbank.com).

We maintain an Internet website at www.fouroaksbank.com where the information incorporated by reference into this prospectus can be accessed in the investor information section. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

3,200,000 Shares

FOUR OAKS FINCORP, INC.

Common Stock

_______________________________

PROSPECTUS
_______________________________

[●], 2017

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.        Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the Company in connection with the common stock being registered hereunder, all of which will be borne by the Company. All amounts shown are estimates except the Commission registration fee.

Commission Registration Fee	$5,203.45
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses	$15,000
Total	$27,703.45

Item 14.        Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees, or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee, or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative, because such person is or was a director, officer, agent, or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent, or employee (a) conducted himself in good faith, (b) reasonably believed (1) that his conduct in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel, or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director, officer, agent, or employee under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director, officer, agent, or employee was adjudged liable to the corporation or in connection with a proceeding in which a director, officer, agent, or employee was adjudged liable on the basis of having received an improper personal benefit.

In addition, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees, or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of such capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

The Company’s Bylaws provide for indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director or officer of the Company, or, at the request of the Company, is or was serving as an officer, director, agent, partner, trustee, administrator, or employee of another entity in the event such person is made, or is threatened to be made, a party to any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit, or proceeding, and any appeal of such an action (and any inquiry or investigation that could lead to such action, suit, or proceeding), whether or not brought by or on behalf of the Company, seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity. The Company also may provide such indemnification for its employees and agents as it deems appropriate.

The rights of indemnification found in the Bylaws cover:

•	reasonable expenses, including without limitation all attorneys’ fees actually and necessarily incurred by such person in connection with any action, suit, or proceeding;

•	all reasonable payments in satisfaction of any judgment, money decree, fine, penalty, or settlement; and

•	all reasonable expenses incurred in enforcing such person’s indemnification rights.

Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless limited by its articles of incorporation, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party because he is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding. Unless a corporation’s articles of incorporation provide otherwise, a director or officer also may apply for and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation against liability asserted against or incurred by such person, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company’s directors and officers are currently covered under directors’ and officers’ insurance policies maintained by the Company. As permitted by North Carolina law, the Articles limit the personal liability of directors for monetary damages for breaches of duty as a director, except for liability with respect to (a) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (b) any liability for unlawful distributions under Section 55-8-33 of the North Carolina Business Corporation Act, or (c) any transaction from which the director derived an improper personal benefit. In addition, the Articles stipulate that the liability of a director is eliminated or limited to the fullest extent permitted by the North Carolina Business Corporation Act, as it may be amended in the future.

In addition, in the ordinary course of business, the Company may from time to time enter into contracts under which the Company and its directors and officers are provided with standard rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts.

Item 15.        Recent Sales of Unregistered Securities

On March 27, 2014, the Company closed the sale of 175,000 shares of the Company’s common stock to Kenneth R. Lehman, or the Selling Shareholder, pursuant to a securities purchase agreement dated March 24, 2014, or the Securities Purchase Agreement, for aggregate consideration of $875,000. The Company subsequently closed the sale of 2,500,000 shares on August 15, 2014 pursuant to the Securities Purchase Agreement for aggregate consideration of $12,500,000. The shares of common stock were offered and sold to the Selling Shareholder in reliance upon the exemption from the registration requirements of the Securities Act afforded by Regulation D promulgated thereunder. The Securities Purchase Agreement was a privately negotiated transaction that did not involve general solicitation, and the Selling Shareholder is an “accredited investor” as defined in Regulation D.

From December 1, 2015 to January 14, 2016, the Company sold $11.5 million in aggregate principal amount of subordinated promissory notes due November 30, 2025, or the Notes, to certain accredited investors pursuant to a Subordinated Note Purchase Agreement, dated December 1, 2015, by and among the Company and the investors identified therein, or the Note Purchase Agreement. The Company is obligated to pay interest on the Notes at an annualized rate of 6.25% payable in quarterly installments commencing on March 1, 2015. The Company may prepay the Notes at any time after November 30, 2020, subject to compliance with applicable law.

Upon the occurrence, and during the continuation, of an event of default, including if the Company fails to pay any amounts when due or fails to observe or perform any material covenant that remains uncured for 30 days, the Notes shall bear interest at a rate equal to the lesser of the existing interest rate plus 2% or the maximum rate permissible under law. In addition, payment of the Notes will be automatically accelerated if the Company enters voluntary or involuntary bankruptcy or insolvency proceedings.

The Notes are unsecured and subordinated to (i) all indebtedness owed by the Company to its secured creditors and general creditors; (ii) obligations arising from off-balance sheet guarantees and direct credit substitutes; (iii) obligations associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts, and similar arrangements; and (iv) any such indebtedness or any debentures, notes, or other evidence of indebtedness issued in exchange for or to refinance any senior indebtedness or any indebtedness arising from the satisfaction of any such senior indebtedness by a guarantor.

The proceeds of the Offering were used to prepay the Company’s outstanding subordinated promissory notes issued in 2009 that had an annualized rate of 8.5%.

The Notes were offered and sold in reliance upon the exemption from the registration requirements of the Securities Act afforded by Regulation D promulgated thereunder. The Note Purchase Agreement was a privately negotiated transaction that did not involve general solicitation, and purchasers of the Notes were “accredited investors” as defined in Regulation D as of the applicable time of purchase.

Item 16.        Exhibits

(a) The following exhibits are filed as a part of this registration statement:

Exhibit No.	Description of Exhibit

3.1
Articles of Incorporation of Four Oaks Fincorp, Inc. including Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2016)

3.2	Bylaws of Four Oaks Fincorp, Inc. (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K12G3 filed with the Commission on July 2, 1997)
4.1	Specimen of Certificate for Four Oaks Fincorp, Inc. Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2016)

4.2
Tax Asset Protection Plan, dated as of August 18, 2014, between Four Oaks Fincorp, Inc. and Computershare Trust Company, N.A. (as successor to Registrar and Transfer Company), as Rights Agent, including the form of Rights Certificate, Summary of Rights and Articles of Amendment to Articles of Incorporation as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 19, 2014)

4.3
Agreement to furnish instruments and agreements defining rights of holders of long-term debt (incorporated by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015)

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
10.1
Amended and Restated Nonqualified Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004) (management contract or compensatory plan, contract or arrangement)

10.2
Amendment No. 1, effective September 1, 2009 to Amended and Restated Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Amendment No. 1 to Current Report on Form 8-K/A filed with the Commission on September 29, 2009) (management contract or compensatory plan, contract or arrangement)

10.3
Form of Stock Option Agreement (Non-Employee Director) (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 2009) (management contract or compensatory plan, contract or arrangement)

10.4
Form of Stock Option Agreement (Employee) (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the year ended December 31, 2009) (management contract or compensatory plan, contract or arrangement)

10.5
Amended and Restated Employee Stock Purchase and Bonus Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004) (management contract or compensatory plan, contract or arrangement)

10.6
Amendment No. 1, effective September 1, 2009 to Amended and Restated Employee Stock Purchase and Bonus Plan (incorporated by reference to Exhibit 10.2 to the Company's Amendment No. 1 to Current Report on Form 8-K/A filed with the Commission on September 29, 2009) (management contract or compensatory plan, contract or arrangement)

10.7
Amendment No. 2, effective March 25, 2013, to Amended and Restated Employee Stock Purchase and Bonus Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 28, 2013) (management contract or compensatory plan, contract or arrangement)

10.8
Amendment No. 3, effective March 23, 2016, to Amended and Restated Employee Stock Purchase and Bonus Plan (incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.9
Four Oaks Fincorp, Inc. 2015 Restricted Stock Plan (incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 (File No. 333-201579) filed with the Commission on January 16, 2015) (management contract or compensatory plan, contract or arrangement)

10.10
Form of Restricted Stock Award Agreement (Management Team) (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the Commission on January 22, 2015) (management contract or compensatory plan, contract or arrangement)

10.11
Form of Restricted Stock Award Agreement (Executive Team) (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the Commission on January 22, 2015) (management contract or compensatory plan, contract or arrangement)

10.12
Summary of Non-Employee Director Compensation (incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 2016) (management contract or compensatory plan, contract or arrangement)

10.13
Death Benefit Only Plan (including the form of Participation Agreement as Exhibit A thereto) (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 2, 2017) (management contract or compensatory plan, contract or arrangement)

10.14
Fourth Amended and Restated Dividend Reinvestment and Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-1 (File No. 333-175771) filed with the Commission on July 25, 2011)

10.15
Amended and Restated Executive Employment Agreement with David H. Rupp (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.16
Amended and Restated Executive Employment Agreement with Jeff D. Pope (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.17
Amended and Restated Executive Employment Agreement with Lisa S. Herring, as amended by Amendment No. 1 (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.18
Executive Employment Agreement with Deanna W. Hart (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.19
Amended and Restated Executive Employment Agreement with Warren D. Herring, Jr. (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.20
Employment Agreement with Lawrence F. DesPrés (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2016) (management contract or compensatory plan, contract or arrangement)

10.21
Amended and Restated Executive Employment Agreement with Ayden R. Lee, Jr. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on December 16, 2008) (management contract or compensatory plan, contract or arrangement)

10.22
Amendment No. 1 to the Amended and Restated Executive Employment Agreement with Ayden R. Lee, Jr. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on April 2, 2015) (management contract or compensatory plan, contract or arrangement)

10.23
Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed with the Commission on December 16, 2008) (management contract or compensatory plan, contract or arrangement)

10.24
Severance and General Release Agreement with Nancy S. Wise (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2015) (management contract or compensatory plan, contract or arrangement)

10.25
Severance and General Release Agreement with W. Leon Hiatt, III (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2016) (management contract or compensatory plan, contract or arrangement)

10.26
Amended and Restated Declaration of Trust of Four Oaks Statutory Trust I, dated as of March 30, 2006 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on April 4, 2006)

10.27
Guarantee Agreement of Four Oaks Fincorp, Inc. dated as of March 30, 2006 (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the Commission on April 4, 2006)

10.28
Indenture, dated as of March 30, 2006 by and between Four Oaks Fincorp, Inc. and Wilmington Trust Company, as Trustee, relating to Junior Subordinated Debt Securities due June 15, 2036 (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the Commission on April 4, 2006)

10.29
Written Agreement, effective July 30, 2015, by and among Four Oaks Bank & Trust Company and the Federal Reserve Bank of Richmond (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on August 4, 2015)

10.30
Purchase and Assumption Agreement, dated as of September 26, 2012, between Four Oaks Bank & Trust Company and First Bank (incorporated by reference to Exhibit 10.b to First Bancorp's (File No. 000-15572) Quarterly Report on Form 10-Q for the period ended September 30, 2012)

10.31
Securities Purchase Agreement, dated as of March 24, 2014, between Four Oaks Fincorp, Inc. and Kenneth R. Lehman (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 26, 2014)

10.32	Form of Registration Rights Agreement with Kenneth R. Lehman (included as part of Exhibit 10.31)
21	Subsidiaries of Four Oaks Fincorp, Inc. (incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2010)

23.1	Consent of Cherry Bekaert LLP
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (contained in Exhibit 5.1)
24	Power of Attorney (contained on signature page)

(b) Financial statement schedules have been omitted because they are not required, not applicable, or the information to be included in the financial statement schedules is included in the consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference in the prospectus that forms a part of this registration statement.

Item 17.        Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Four Oaks, State of North Carolina, on April 27, 2017.

FOUR OAKS FINCORP, INC.

By:	/s/ David H. Rupp
Name:	David H. Rupp
Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David H. Rupp and Deanna W. Hart, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David H. Rupp	President, Chief Executive Officer, and Director (Principal Executive Officer)	April 27, 2017
David H. Rupp

/s/ Deanna W. Hart	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 27, 2017
Deanna W. Hart

/s/ Warren L. Grimes	Director	April 27, 2017
Warren L. Grimes

/s/ Ayden R. Lee, Jr.	Chairman, Director	April 27, 2017
Ayden R. Lee, Jr.

/s/ Kenneth R. Lehman	Director	April 27, 2017
Kenneth R. Lehman

/s/ Robert G. Rabon	Director	April 27, 2017
Robert G. Rabon

/s/ Dr. R. Max Raynor, Jr.	Director	April 27, 2017
Dr. R. Max Raynor, Jr.

	Director	April 27, 2017
Michael A. Weeks

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1
Articles of Incorporation of Four Oaks Fincorp, Inc. including Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2016)

3.2	Bylaws of Four Oaks Fincorp, Inc. (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K12G3 filed with the Commission on July 2, 1997)
4.1	Specimen of Certificate for Four Oaks Fincorp, Inc. Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2016)
4.2
Tax Asset Protection Plan, dated as of August 18, 2014, between Four Oaks Fincorp, Inc. and Computershare Trust Company, N.A. (as successor to Registrar and Transfer Company), as Rights Agent, including the form of Rights Certificate, Summary of Rights and Articles of Amendment to Articles of Incorporation as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 19, 2014)

4.3
Agreement to furnish instruments and agreements defining rights of holders of long-term debt (incorporated by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015)

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
10.1
Amended and Restated Nonqualified Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004) (management contract or compensatory plan, contract or arrangement)

10.2
Amendment No. 1, effective September 1, 2009 to Amended and Restated Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Amendment No. 1 to Current Report on Form 8-K/A filed with the Commission on September 29, 2009) (management contract or compensatory plan, contract or arrangement)

10.3
Form of Stock Option Agreement (Non-Employee Director) (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 2009) (management contract or compensatory plan, contract or arrangement)

10.4
Form of Stock Option Agreement (Employee) (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the year ended December 31, 2009) (management contract or compensatory plan, contract or arrangement)

10.5
Amended and Restated Employee Stock Purchase and Bonus Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004) (management contract or compensatory plan, contract or arrangement)

10.6
Amendment No. 1, effective September 1, 2009 to Amended and Restated Employee Stock Purchase and Bonus Plan (incorporated by reference to Exhibit 10.2 to the Company's Amendment No. 1 to Current Report on Form 8-K/A filed with the Commission on September 29, 2009) (management contract or compensatory plan, contract or arrangement)

10.7
Amendment No. 2, effective March 25, 2013, to Amended and Restated Employee Stock Purchase and Bonus Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 28, 2013) (management contract or compensatory plan, contract or arrangement)

10.8
Amendment No. 3, effective March 23, 2016, to Amended and Restated Employee Stock Purchase and Bonus Plan (incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.9
Four Oaks Fincorp, Inc. 2015 Restricted Stock Plan (incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 (File No. 333-201579) filed with the Commission on January 16, 2015) (management contract or compensatory plan, contract or arrangement)

10.10
Form of Restricted Stock Award Agreement (Management Team) (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the Commission on January 22, 2015) (management contract or compensatory plan, contract or arrangement)

10.11
Form of Restricted Stock Award Agreement (Executive Team) (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the Commission on January 22, 2015) (management contract or compensatory plan, contract or arrangement)

10.12
Summary of Non-Employee Director Compensation (management contract or compensatory plan, contract or arrangement) (incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 2016) (management contract or compensatory plan, contract or arrangement)

10.13
Death Benefit Only Plan (including the form of Participation Agreement as Exhibit A thereto) (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 2, 2017) (management contract or compensatory plan, contract or arrangement)

10.14
Fourth Amended and Restated Dividend Reinvestment and Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-1 (File No. 333-175771) filed with the Commission on July 25, 2011)

10.15
Amended and Restated Executive Employment Agreement with David H. Rupp (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.16
Amended and Restated Executive Employment Agreement with Jeff D. Pope (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.17
Amended and Restated Executive Employment Agreement with Lisa S. Herring, as amended by Amendment No. 1 (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.18
Executive Employment Agreement with Deanna W. Hart (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.19
Amended and Restated Executive Employment Agreement with Warren D. Herring, Jr. (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015) (management contract or compensatory plan, contract or arrangement)

10.20
Employment Agreement with Lawrence F. DesPrés (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2016) (management contract or compensatory plan, contract or arrangement)

10.21
Amended and Restated Executive Employment Agreement with Ayden R. Lee, Jr. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on December 16, 2008) (management contract or compensatory plan, contract or arrangement)

10.22
Amendment No. 1 to the Amended and Restated Executive Employment Agreement with Ayden R. Lee, Jr. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on April 2, 2015) (management contract or compensatory plan, contract or arrangement)

10.23
Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed with the Commission on December 16, 2008) (management contract or compensatory plan, contract or arrangement)

10.24
Severance and General Release Agreement with Nancy S. Wise (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2015) (management contract or compensatory plan, contract or arrangement)

10.25
Severance and General Release Agreement with W. Leon Hiatt, III (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2016) (management contract or compensatory plan, contract or arrangement)

10.26
Amended and Restated Declaration of Trust of Four Oaks Statutory Trust I, dated as of March 30, 2006 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on April 4, 2006)

10.27
Guarantee Agreement of Four Oaks Fincorp, Inc. dated as of March 30, 2006 (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the Commission on April 4, 2006)

10.28
Indenture, dated as of March 30, 2006 by and between Four Oaks Fincorp, Inc. and Wilmington Trust Company, as Trustee, relating to Junior Subordinated Debt Securities due June 15, 2036 (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the Commission on April 4, 2006)

10.29
Written Agreement, effective July 30, 2015, by and among Four Oaks Bank & Trust Company and the Federal Reserve Bank of Richmond (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on August 4, 2015)

10.30
Purchase and Assumption Agreement, dated as of September 26, 2012, between Four Oaks Bank & Trust Company and First Bank (incorporated by reference to Exhibit 10.b to First Bancorp's (File No. 000-15572) Quarterly Report on Form 10-Q for the period ended September 30, 2012)

10.31
Securities Purchase Agreement, dated as of March 24, 2014, between Four Oaks Fincorp, Inc. and Kenneth R. Lehman (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on March 26, 2014)

10.32	Form of Registration Rights Agreement with Kenneth R. Lehman (included as part of Exhibit 10.31)
21	Subsidiaries of Four Oaks Fincorp, Inc. (incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2010)
23.1	Consent of Cherry Bekaert LLP
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (contained in Exhibit 5.1)
24	Power of Attorney (contained on signature page)